Exhibit 99.2

FOR IMMEDIATE RELEASE

A. SCHULMAN ANNOUNCES JOINT VENTURE WITH
NATIONAL PETROCHEMICAL INDUSTRIAL COMPANY (NATPET)
TO PRODUCE POLYPROPYLENE COMPOUNDS IN SAUDI ARABIA

AKRON, Ohio – June 11, 2012 – A. Schulman (Nasdaq-GS: SHLM) announced today that it has entered into a joint venture agreement with National Petrochemical Industrial Company (NATPET) of Jeddah, Saudi Arabia (“KSA”), a subsidiary of Alujain Corporation, a Saudi Stock Exchange listed company (SSE: 2170).

The 50-50 joint venture, expected to be named NATPET-Schulman Engineering Plastic Compounds, will produce and globally sell polypropylene compounds. The joint venture is planning to build a polypropylene compounding plant in Yanbu, KSA, where it expects to begin production by the end of calendar-year 2014.

A. Schulman’s initial equity investment in the relationship is approximately €11 million, or approximately $14 million. Initial project costs, including construction of the facility, infrastructure needs as well as working capital requirements are approximately €55 million, or approximately $70 million based on current exchange rates. Beyond the initial equity investment by the partners, the joint venture intends to take advantage of various low-interest loan options provided by the Saudi Industrial Development Fund and other lending institutions.

The joint venture will manufacture a line of customer-preferred engineered plastic compounds based on A. Schulman’s highly regarded technology. NATPET, a well-established petrochemical producer in the region, will provide the joint venture with its regional infrastructure as well as its high-quality polypropylene resin.

The joint venture’s new plant will enable A. Schulman and NATPET to serve a broad range of customers in the Middle East, Africa and India to capitalize on the growing demand for durable goods and transportation products. All sales outside of these regions will be sold directly through A. Schulman.

In addition to the joint agreement, NATPET also agreed to enter into a distribution agreement, where A. Schulman will, effective immediately, distribute polypropylene resins for NATPET in Europe to specified customer segments.

“Several aspects of this deal will accelerate A. Schulman’s expansion and visibility in its priority growth markets of Africa, India and the Middle East while better serving our existing global customers with high-quality polypropylene compounds,” said Bernard Rzepka, General Manager and Chief Operating Officer of A. Schulman, Europe, Middle East, Africa. “At the same time, these actions will allow us to serve global customers more effectively by creating an efficient, cost-

effective and state-of-the-art manufacturing facility in the Middle East.”

“By partnering with NATPET, our Company has the ability to add significant value to our supply chain as well as broaden NATPET’s global exposure. As our Middle East markets continue to grow, we believe a strong presence in the region will be critical to achieving our goal of becoming the number-one niche engineered plastics manufacturer globally,” said Pojhan Vahabi, Business Director Middle East.

“This joint venture furthers NATPET’s vertical integration plan. It is a crucial enabler of creating further downstream projects by providing the key ingredients to manufacture auto and appliance parts in the Kingdom,” said Marwan Nusair, President of Alujain.

Jamal Malaikah, President of NATPET, commented, “The project supports the Saudi government’s program in developing downstream projects and adding value to the intermediary petrochemical production in KSA. It will create employment opportunities for Saudis and bring new technology to the Kingdom. We are proud to have joined hands with a leading player in the engineering plastics compounds business.”

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. The Company’s customers span a wide range of markets such as packaging, consumer products, industrial and automotive, among others. The Company employs about 3,100 people and has 36 manufacturing facilities globally. A. Schulman reported net sales of $2.2 billion for the fiscal year ended August 31, 2011. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com